Exhibit 99.1

www.CellTherapeutics.com
Cell Therapeutics, Inc. Making cancer more treatable

Cell Therapeutics, Inc. (CTI) Provides Corporate Information at

the Request of CONSOB

August 27, 2012 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) announced Craig W. Philips resigned from his position as President of the Company, effective July 16, 2012, advising the Company that he was leaving as a result of a change in the reporting relationship of the recently recruited Chief Medical Officer. CTI previously announced Mr. Philip’s resignation on June 20, 2012. The Company also announced on July 27, 2012, that James A. Bianco, M.D., the Company’s Chief Executive Officer, was appointed by the Board of Directors as President, effective July 25, 2012.

Novartis Option for Pixuvri®

As previously disclosed, in September 2006, the Company entered into an exclusive worldwide licensing agreement (the “Novartis Agreement”) with Novartis International Pharmaceutical Ltd. (“Novartis”) for the development and commercialization of OPAXIO and an option to develop and commercialize Pixuvri® based on agreed terms. If Novartis exercises its option on Pixuvri under certain conditions and the Company is able to negotiate and sign a definitive license agreement with Novartis, Novartis would be required to pay the Company a $7.5 million license fee, up to $104 million in registration and sales related milestones and a royalty on Pixuvri worldwide net sales. As disclosed on August 2, 2012, as of June 30, 2012, the Company has not received any milestone payments and will not receive any milestone payments unless Novartis elects to exercise its option to participate in the development and commercialization of Pixuvri.

Information is provided herein upon request by CONSOB pursuant to Section 114, para. 5 of Legislative Decree n. 58/1998.

3101 Western Ave. #600 Seattle, WA 98121	T 206.282.7100 F 206.284.6206

About Pixuvri (pixantrone)

Pixuvri is a novel aza-anthracenedione with unique structural and physio-chemical properties. Unlike related compounds, Pixuvri forms stable DNA adducts and in preclinical models has superior anti-lymphoma activity compared to related compounds. Pixuvri was structurally designed so that it cannot bind iron and perpetuate oxygen radical production or form a long-lived hydroxyl metabolite — both of which are the putative mechanisms for anthracycline induced acute and chronic cardiotoxicity. These novel pharmacologic properties allow Pixuvri to be administered to patients with near maximal lifetime exposure to anthracyclines without unacceptable rates of cardiotoxicity, and, because Pixuvri is not a vesicant, allow it to be safely delivered via a peripheral intravenous catheter.

In May 2012, Pixuvri received conditional marketing authorization in the European Union (the “E.U.”) as monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive NHL. The benefit of pixantrone treatment has not been established in patients when used as fifth line or greater chemotherapy in patients who are refractory to last therapy. The Summary of Product Characteristics (“SmPC”) has the full prescribing information, including the safety and efficacy profile of Pixuvri in the approved indication. The SmPC is available at http://ec.europa.eu/health/documents/community-register/html/h764.htm#ProcList.

CTI is currently accruing patients into a Phase 3 trial comparing pixantrone and rituximab with gemcitabine and rituxan in the setting of aggressive B-cell Non-Hodgkin Lymphoma. European sites will be participating in this study later this year.

Pixuvri is currently available in the E.U. through Named Patient Programs.

Pixuvri does not have marketing approval in the United States.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

Sign up for email alerts and get RSS feeds at our Web site, http://www.CellTherapeutics.com/investors_alert

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of Pixuvri include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with Pixuvri in particular including, without limitation, the potential failure of Pixuvri

3101 Western Ave. #600 Seattle, WA 98121	T 206.282.7100 F 206.284.6206

to prove safe and effective for the treatment of relapsed or refractory non-Hodgkin’s lymphoma and/or other tumors as determined by the U.S. Food and Drug Administration (the “FDA”), that Pixuvri may not be immediately available to patients in the E.U., that CTI may not market and commercialize Pixuvri as planned, that CTI may not launch Pixuvri in the E.U. this year, that CTI may not be able to complete the PIX306 clinical trial of Pixuvri-rituximab compared to gemcitabine-rituximab in patients who have relapsed after 1 to 3 prior regimens for aggressive B-cell NHL and who are not eligible for autologous stem cell transplant by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all, that CTI may not be able complete a post-marketing study aimed at confirming the clinical benefit observed in the PIX301 trial, that the conditional marketing authorization for Pixuvri may not be renewed, in the event Novartis does not elect to participate in the development of Pixuvri, CTI may not be able to find another suitable partner for the commercialization and development of Pixuvri, which may have an adverse effect on CTI’s ability to bring Pixuvri to market, and CTI would need to obtain a release from Novartis prior to entering into any agreement to develop and commercialize Pixuvri with a third party and that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled. Additional risks include that CTI cannot guarantee that it will continue to retain its current executive officers, directors or key employees and CTI’s ability to continue to raise capital as needed to fund its operations in general, and, including, without limitation, competitive factors, technological developments, costs of developing, producing, and selling Pixuvri, and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

3101 Western Ave. #600 Seattle, WA 98121	T 206.282.7100 F 206.284.6206